UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 6, 2014

KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California 90212
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code: (310) 887-6400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS

Certain Recent Developments

Acquisition Activity

Subsequent to September 30, 2013, we and our equity partners acquired $191.9 million of real estate related investments, which include three commercial and three multifamily properties, two loan originations and two loan purchases. Our total equity investment in these transactions was approximately $56.1 million. Our investments since September 30, 2013 include the following:

•
Real Estate: We and our equity partners acquired two commercial properties in the Western United States and one in Ireland totaling approximately 0.3 million square feet. In addition, we and our equity partners also acquired three multifamily properties in the Western United States consisting of 844 units.

•
Loans: We and our equity partners originated two loans secured by real estate located in the Western United States for approximately $8.2 million. We also acquired two loans secured by real estate located in the Western United States with an unpaid principal balance of $40.3 million.

In addition, we and our equity partners acquired a real estate and asset management platform in Spain, in which we invested approximately $27.2 million of our equity.

Pipeline

As of January 6, 2014, we are under separate contracts to purchase 48 real estate-related investments in the United States, Ireland and the United Kingdom, as well as a real estate loan servicing business platform in Spain at an aggregate purchase price of approximately $700 million. Included in these transactions is the potential purchase of notes secured by the Shelbourne Hotel property in Dublin, Ireland for a total purchase price of approximately $152 million. We anticipate financing this acquisition with approximately 50% debt and potentially in part with third party equity. With respect to 47 of such real estate-related assets with an aggregate purchase price of approximately $640 million, we have non-refundable deposits of approximately $30 million held in escrow. These transactions remain subject to customary closing conditions. With respect to the remaining two assets with an aggregate purchase price of approximately $60 million, we have deposited a total of $2 million in escrow, which is refundable to us upon the failure or non-satisfaction of certain closing conditions. In the event that we consummate any of these acquisitions, we anticipate financing such transactions with a combination of debt and third-party equity. Our equity investment in any of these acquisitions has not yet been determined, but we currently expect our aggregate equity investment in these acquisitions to be between $150 million and $200 million. There can be no assurances that we will complete the potential acquisitions under contract.

Potential European Capital-Raising Opportunity

We are currently considering potential capital-raising opportunities in Europe, which may include transactions through a publicly listed vehicle, private funds or separate accounts. We may invest approximately $100 million to $150 million of our own funds in any such vehicle (which may include the contribution of assets), and we may receive asset management fees from such vehicle. Any such vehicle could also potentially be given priority access to deals sourced by us in Europe, which could limit our ability to make future investments in Europe other than through such vehicle. There can be no assurances that we will complete any such transactions or make any such investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: January 6, 2014